EXHIBIT A

To the Advisory Agreement

Between SSGA Funds Management, Inc. and

SSGA Active Trust (formerly, SSgA Active ETF Trust)

As consideration for the Adviser’s services to each of the following Funds, the Adviser shall receive from each Fund a unitary fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

The Adviser will pay all of the expenses of each Fund below except for the advisory fee, amounts payable pursuant to any plan adopted in accordance with Rule 12b-1, fees and expenses associated with holdings of acquired funds for cash management purposes, brokerage expenses, taxes, interest, fees and expenses of the Independent Trustees (including any Trustee’s counsel fees), litigation expenses and other extraordinary expenses.

Fund	Annual % of average daily net assets
State Street® Blackstone High Income ETF	0.70%
State Street® Blackstone Senior Loan ETF	0.70%
State Street® Bridgewater® All Weather® ETF	0.85%
State Street® DoubleLine® Emerging Markets Fixed Income ETF	0.65%
State Street® DoubleLine® Short Duration Total Return Tactical ETF	0.45%
State Street® DoubleLine® Total Return Tactical ETF	0.55%
State Street® Fixed Income Sector Rotation ETF	0.50%
State Street® Galaxy Digital Asset Ecosystem ETF	0.65%
State Street® Galaxy Hedged Digital Asset Ecosystem ETF	0.90%
State Street® Galaxy Transformative Tech Accelerators ETF	0.65%
State Street® Global Allocation ETF	0.35%
State Street® IG Public & Private ABS ETF	0.39%
State Street® IG Public & Private Credit ETF	0.70%
State Street® Income Allocation ETF	0.50%
State Street® Loomis Sayles Opportunistic Bond ETF	0.55%
State Street® Multi-Asset Real Return ETF	0.50%
State Street® My2026 Corporate Bond ETF	0.15%
State Street® My2026 Municipal Bond ETF	0.20%
State Street® My2027 Corporate Bond ETF	0.15%
State Street® My2027 Municipal Bond ETF	0.20%
State Street® My2028 Corporate Bond ETF	0.15%
State Street® My2028 Municipal Bond ETF	0.20%
State Street® My2029 Corporate Bond ETF	0.15%
State Street® My2029 Municipal Bond ETF	0.20%
State Street® My2030 Corporate Bond ETF	0.15%
State Street® My2030 Municipal Bond ETF	0.20%
State Street® My2031 Corporate Bond ETF	0.15%
State Street® My2031 Municipal Bond ETF	0.20%
State Street® My2032 Corporate Bond ETF	0.15%
State Street® My2033 Corporate Bond ETF	0.15%
State Street® My2034 Corporate Bond ETF	0.15%

Fund	Annual % of average daily net assets
State Street® My2035 Corporate Bond ETF	0.15%
State Street® My2027 High Yield Corporate Bond ETF	0.25%
State Street® My2028 High Yield Corporate Bond ETF	0.25%
State Street® My2029 High Yield Corporate Bond ETF	0.25%
State Street® My2030 High Yield Corporate Bond ETF	0.25%
State Street® My2031 High Yield Corporate Bond ETF	0.25%
State Street® Nuveen Municipal Bond ETF	0.40%
State Street® Nuveen Municipal Bond ESG ETF	0.43%
State Street® Short Duration IG Public & Private Credit ETF	0.59%
State Street® Ultra Short Term Bond ETF	0.20%
State Street® US Equity Premium Income ETF	0.25%
State Street® US Sector Rotation ETF	0.70%

Dated: March 4, 2026